Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-166535, 333-158668, 333-151382, 333-174092, 333-179566, 333-147202, and 333-186923 on Form S-8 of our reports dated March 18, 2013, relating to the consolidated financial statements and financial statement schedule of Neutral Tandem, Inc. and subsidiaries, and the effectiveness of Neutral Tandem, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neutral Tandem, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 18, 2013